FIRST AMENDMENT TO AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
(as Amended and Restated as of January 1, 2005)

This First Amendment (“Amendment”) to the Amended and Restated Supplemental Executive Retirement Plan Agreement (the “SERP”) by and between CSK AUTO, INC., an Arizona corporation (the “Company”) and MAYNARD JENKINS, an individual residing at 19859 N. 84th Way, Scottsdale, AZ 85255 (the “Executive”), is made and entered into as of the      day of     , 2006.

WHEREAS, the Company sponsors the SERP, amended and restated as of January 1, 2005; and

WHEREAS, the Company established the CSK Auto Corporation Long-Term Incentive Plan (the “LTIP”), effective as of June 28, 2005, which, inter alia, provides for the acceleration of LTIP benefits upon an involuntary termination of employment without Cause or a voluntary termination for Good Reason following a Change in Control; and

WHEREAS, as a result of the establishment of the LTIP, the Company and the Executive wish to amend the SERP to include certain provisions of the LTIP concerning Change in Control excise tax gross-up payments; and

WHEREAS, Section 16 of the SERP provides that it may be amended by a written document signed by both parties;

NOW, THEREFORE, BE IT RESOLVED that the SERP is hereby amended as follows:

1. The SERP is hereby amended to include a new Section 5, renumbering the remaining Sections accordingly. The new Section 5 shall read as follows:

5.	Tax Indemnity Payments.

(a) Notwithstanding anything in this SERP or any other agreement between the Executive and the Company to the contrary, in the event that it shall be determined that the aggregate payments or distributions by the Company, any purchaser, successor, or assign thereof, or any of its or their affiliates to or for the benefit of an the Executive, whether paid or payable or distributed or distributable pursuant to the terms hereof, the LTIP or otherwise, but determined without regard to any additional payments required under this Section 5 (each a “Payment”), constitute “parachute payments” (as such term is defined under Section 280G of the Internal Revenue Code, as amended (the “Code”) or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) which exceed three times the Executive’s “base amount” (as such term is defined under Section 280G) and are therefore subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”)), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any federal, state or local income and self-employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b) Subject to the provisions of Section 5(c) hereof, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five (5) business days of the receipt of the Accounting Firm’s determination (it being understood, however, that the Gross Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written report detailing its determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company (an “Underpayment”), or that Gross-Up Payments will have been made by the Company which should not have been made (an “Overpayment”), consistent with the calculations required to be made hereunder. In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Company exhausts its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably cooperate with the Company to correct such Overpayment (or, if retained by the Executive, at his own expense to repay such Overpayment); provided, however, that (i) in the event of an Overpayment actually paid to the IRS or other relevant taxing authority, and provided that the Executive uses his best efforts to seek a refund of any such Overpayment, the Executive shall not be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Section 5(a) hereof to make the Executive whole, on an after-tax basis, from the application of Section 4999.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 5(c) shall not impair the Executive’s rights under this Section 5 except to the extent the Company is materially prejudiced thereby. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income, self-employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income, self-employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after the receipt by the Executive of any Overpayment or any amount advanced by the Company pursuant to Section 5(c) hereof, the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 5(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of ninety (90) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the date first written above.

CSK AUTO, INC.

By:

Name:

Title: _______________________

EXECUTIVE
MAYNARD JENKINS